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ROBERT HALF INTERNATIONAL INC.
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ROBERT HALF INTERNATIONAL INC.
2884 Sand Hill Road
Suite 200
Menlo Park, California 94025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Online
Wednesday, May 18, 2022
10:00 A.M. PDT
To the Stockholders:
The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. will be held online this year via live audiocast at www.virtualshareholdermeeting.com/RHI2022 at 10:00 a.m. PDT on Wednesday, May 18, 2022. The meeting will be held for the following purposes:
1. To elect the seven directors named in the proxy statement.
2. To cast an advisory vote to approve executive compensation.
3. To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for 2022.
4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.
Only stockholders of record at the close of business on March 25, 2022, are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting. To attend the meeting online, vote, submit questions or view the list of registered stockholders during the meeting, stockholders of record will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card or voting instruction form. Beneficial owners should review the proxy statement as well as their voting instruction form or the Notice of Internet Availability for instructions on how to participate in the annual meeting.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 10:30 a.m. PDT on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the events calendar page of the Company’s website at www.roberthalf.com/investor-center/events-calendar.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2022

 Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials primarily by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2021 Annual Report to Stockholders are available at www.roberthalf.com/14aFilings and www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS
EVELYN CRANE-OLIVER
Secretary
Menlo Park, California April 14, 2022

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING ONLINE, PLEASE CAST YOUR VOTE BEFORE THE MEETING BY FOLLOWING THE DIRECTIONS ON THE MATERIALS PROVIDED TO YOU. IF YOU ATTEND THE MEETING ONLINE AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE ONLINE DURING THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

PROXY SUMMARY
This summary highlights certain information contained elsewhere in the proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
BUSINESS HIGHLIGHTS
2021 operating results were very strong notwithstanding extraordinarily challenging global economic conditions. This is demonstrated in the following metrics:

Revenues grew 26.5% and reached a historical high of $6.46 billion

Net income grew by 95.5% to a record level $598.6 million

Diluted Net Income Per Share increased 98.5% reaching a record level of $5.36 per share
Return on Invested Capital (“ROIC”) was a very strong 47%, exceeding 2019’s pre-pandemic amount

Cumulative Total Stockholder Returns
Our total stockholder returns (“TSR”) for the one-, three-, and five-year periods ending December 31, 2021, are illustrated in the adjacent chart.

Stockholder Value Creation
Over the past five years, we delivered strong positive returns to stockholders and have maintained our historical pattern of paying dividends and making share repurchases: $1.9 billion returned to stockholders:
• $1.2 billion in share repurchases
• $730 million in dividends

Pay for Performance
In line with the Company’s pay-for-performance philosophy, the compensation of the Chief Executive Officer, when expressed as a percentage of the Company’s total market capitalization, was 0.12% as compared with a median of 0.53% for the staffing industry, as illustrated in the adjacent graph.

*
2021 Staffing Executive Compensation Analysis prepared by Staffing Industry Analysts on 11/22/21 for highest-paid executive officers at 42 global staffing firms. (Compensation data for 2020 was used, as it was the latest data available.)

CORPORATE GOVERNANCE AT A GLANCE

Corporate governance policies that promote accountability and alignment with stockholder interests (available at www.roberthalf.com/investor- center):

• Code of Business Conduct and Ethics
• Corporate Governance Guidelines
• Lead Director Statement of Duties
• Director Succession Plan
• Hiring Policies Regarding Outside Auditors
• Ethics and Compliance Hotline
• Foreign Corrupt Practices Act Guidelines and Global Anti-Corruption Policy
• Policy on Compliance with Securities Laws
• Overboarding policy, limiting directors’ service to no more than 3 public company boards

Independent Board committees with appropriate expertise and backgrounds:

• Five of seven directors (71%) are independent
• Audit, Compensation and Nominating committees are 100% independent
• Independent Lead Director of the Board
• Independent directors meet in an executive session at least quarterly
• 40% of independent directors are diverse, with 20% based on gender and 20% based on race/ethnicity or cultural background
• Average director tenure is 14 years (7.8 for independent directors)
• 40% of the independent directors have served on the Board for five years or fewer

Corporate governance framework for:

• Board composition, director compensation and director selection, including best efforts to include qualified female and racially/ethnically diverse candidates in the pool of nominees in the event of a vacancy
• Board refreshment and succession planning
• Active and impactful independent lead director
• Chief Executive Officer and senior executive development and succession planning
• Board, committee and individual director self-evaluations
• Stockholder engagement
• Risk oversight

Compensation practices that align with stockholder interests and Company performance:

• 98% say-on-pay support at our 2021 Annual Meeting
• Equity awards to executive officers are 100% performance-based
• Performance metrics have rigor for short-and long- term incentives. The Company uses three-year ROIC and TSR as the performance metrics for long-term incentive pay
• Policy prohibiting hedging and pledging
• Longstanding minimum share ownership policy applicable to executive officers and directors
• 94% of our Chief Executive Officer’s total target compensation is performance-based
• Our Compensation Committee uses an independent compensation consultant
• Responsible Severance Policy
• Executive Compensation Clawback Policy applicable to incentive pay
• ESG a qualitative factor in setting Chief Executive Officer pay

Environmental, Social and Governance Reporting:

• Annual review of Environmental, Social and Governance (“ESG”) programs by the Board including Company progress related to the 10 UN Global Compact (UNGC) Principles
• Board-approved Global Human Rights Policy
• Cybersecurity Governance Statement and country-specific Data Privacy policies
• Board-approved Global Environmental Policy dedicated to reducing environmental impact.
• Annual emissions disclosure to CDP (formerly “Carbon Disclosure Project”)
• Corporate Citizenship Report detailing ESG practices, including diversity, equity and inclusion (“DEI”), human capital management, environmental stewardship and emissions disclosure, and community relations

ESG Programs:

• Signatory to the UNGC and the Women’s Empowerment Principles (WEPs)
• Commitment to developing trusted relationships with our stakeholders, including stockholders, employees, customers, suppliers, government and community partners
• Dedicated DEI programs and employee network groups to foster a sense of belonging among a diverse workforce. Awareness and Unconscious Bias Training mandatory for all employees. Top three executives are signatories of the CEO Action for Diversity & Inclusion pledge
• Sustainable Procurement Policy used to engage suppliers on ESG issues
• Award-winning Supplier Diversity program to support small businesses and minority-, woman-, veteran-, and LGBTQ-owned firms
• Community support provided through our global volunteer and philanthropy programs - Leading by Example at Robert Half and iCare at Protiviti

Ethics Practices:

• Code of Business Conduct and Ethics that applies globally to directors, officers and employees
• Global employee training on the Code of Conduct, anti-corruption and insider trading
• Annual awareness trainings on discrimination, harassment and cybersecurity
• Global ethics hotline and internet-based reporting tool available to employees and third parties
• Non-retaliation policy for reporting of ethics concerns
• Supplier Code of Conduct aligning the conduct of suppliers with the Company’s values

Stockholder-Friendly Practices:

• Directors elected by majority vote
• All directors are elected annually (no classified board)
• Proxy access right for stockholders on market terms
• No dual class of common stock
• No supermajority voting requirements for stockholders to remove directors or amend governance documents

PROXY STATEMENT
The enclosed proxy is solicited on behalf of the Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Suite 200, Menlo Park, California 94025. We are making this proxy statement and the enclosed proxy available to the Company’s stockholders beginning on April 14, 2022. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held online this year via live audiocast at www.virtualshareholdermeeting.com/RHI2022 at 10:00 a.m. PDT on Wednesday, May 18, 2022. Only stockholders of record on March 25, 2022, will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 25, 2022, the record date, the Company had outstanding and entitled to vote 110,817,442 shares of its common stock, $.001 par value (“Common Stock”).
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
In this proxy statement, the Company has disclosed information that may be forward-looking in nature, including certain information regarding its ESG and compliance programs and aspirations for those programs as well as financial and operational goals for certain performance-based compensation programs. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are estimates only, based on currently available information, and subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. In addition, information about the Company’s ESG and compliance programs may not be considered material for SEC reporting purposes and may be based on standards for measuring progress that are still developing, on internal controls that are evolving, and on assumptions that are subject to change in the future. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from those expressed in the forward-looking statements, please refer to the Company’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the “Risk Factors” and “Legal Proceedings” sections of its 2021 Annual Report on Form 10-K. The Company undertakes no obligation to update information in this proxy statement.

1. BOARD AND GOVERNANCE
PROPOSAL 1 — ELECTION OF DIRECTORS
There are seven nominees for director. All of the nominees are presently directors of the Company who were most recently elected by stockholders at the 2021 Annual Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected and qualified.
Although the Board does not expect any nominee to become unable or, for good cause, unwilling to serve as a director, should that occur before the Meeting, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted for any such substitute nominee as may be selected by the Board.
Directors
JULIA L. CORONADO
AGE: 53
DIRECTOR SINCE 2019
INDEPENDENT: Yes
COMMITTEE MEMBERSHIPS: Audit and Nominating and Governance
* PUBLIC BOARDS: 2

EXPERIENCE: Dr. Coronado is President and Founder of MacroPolicy Perspectives LLC (“MPP”), an economic research consulting firm, and has served in that position since 2017. Prior to founding MPP, Dr. Coronado served as Chief Economist for Graham Capital Management, an investment firm, from 2014 to 2017, as Chief Economist, North America and a Managing Director at BNP Paribas, a global financial services company, from 2009 to 2014, and as a Senior U.S. Economist and Director at Barclays Capital from 2006 to 2009. Dr. Coronado is also currently a Clinical Associate Professor of Finance at the University of Texas at Austin, an Executive in Residence for Rutgers Business School and serves on the Pension Research Council at the Wharton School, the Economic Advisory Panel of the Federal Reserve Bank of New York, and the Economic Studies Council at The Brookings Institution. Dr. Coronado also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2018 until her election to the Board, effective March 2019. Dr. Coronado serves on the board of Dynex Capital, Inc. (NYSE: DX) a real estate investment trust, or REIT, where she serves on the compensation, nominating and governance and investment committees. Dr. Coronado also served as a director of American Capital Mortgage Investment Corp. (Nasdaq: MTGE) until its 2018 acquisition by Annaly Capital Management, where she served on the audit, compensation and corporate governance committees.

SKILLS AND EXPERTISE: Dr. Coronado brings to the Board insights on domestic and international market economics, including labor economic market trends, by virtue of her academic study and professional work in the financial services industry and a variety of advisory board positions. Dr. Coronado also brings human capital management expertise via her role as President and Founder of an economic research consulting firm.

* The number of “Public Boards” noted equals the total number of public boards, including Robert Half.

DIRK A. KEMPTHORNE
AGE: 70
DIRECTOR SINCE: 2019
INDEPENDENT: Yes
COMMITTEE MEMBERSHIPS: Nominating and Governance
PUBLIC BOARDS: 3

EXPERIENCE: Gov. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009. From 2010 to August 2018, he served as President and Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association. Prior to 2010, Gov. Kempthorne served as Secretary of the U.S. Department of the Interior from 2006 to 2009, as Governor of the State of Idaho from 1999 to 2006, as U.S. Senator for the State of Idaho from 1993 to 1999, and as Mayor of the City of Boise from 1986 to 1993. He also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board, effective January 2019. Gov. Kempthorne serves on the boards of directors of two publicly traded companies: FMC Corporation (NYSE: FMC), a global agricultural chemical company where he is the chair of the sustainability committee and also serves as a member of the compensation committee, and Olympic Steel, Inc. (Nasdaq: ZEUS), a steel processing company where he also serves as chair of the nominating and corporate governance committee.

SKILLS AND EXPERTISE: Gov. Kempthorne brings to the Board leadership experience from his work as President and Chief Executive Officer of the American Council of Life Insurers. He also adds extensive knowledge of government and regulatory matters based on his public service roles. Gov. Kempthorne also brings valued knowledge of environmental and sustainability issues through his government work and his work on the board of FMC Corporation. In his various governmental positions, Gov. Kempthorne was responsible for submitting budgets, fulfilling fiduciary responsibilities for the proper use of such funds, and adhering to accounting and ethical standards.

HAROLD M. MESSMER, JR.
AGE: 76
DIRECTOR SINCE: 1986*
INDEPENDENT: No
COMMITTEE MEMBERSHIPS: Executive
PUBLIC BOARDS: 1

EXPERIENCE: Mr. Messmer has been Chairman of the Board since 1988. Effective December 15, 2019, Mr. Messmer resigned as Chief Executive Officer, a position he held since 1987. From 1986 through 2004, Mr. Messmer also served as President. During his tenure as Chairman and Chief Executive Officer, he directed and presided over the Company’s substantial growth.

SKILLS AND EXPERTISE: Mr. Messmer brings to the Board his deep knowledge and understanding of Robert Half’s business and culture as the Company’s Chief Executive Officer for over 30 years. His tenure with the Company provides the Board with senior leadership, financial, strategic and global expertise. More details regarding Mr. Messmer and the Company’s growth during his tenure are contained below in the section titled “Board of Directors Leadership Structure.”

* The date for Mr. Messmer’s tenure as a director has been adjusted from 1982 to 1986 to reflect the date that Mr. Messmer’s tenure began after the Company first started operating as a staffing business. We believe this date best reflects the period of Mr. Messmer’s tenure as a director of the Company. From 1982 to 1986, Mr. Messmer served on the board of directors of the company that acquired Robert Half in 1986.

MARC H. MORIAL
AGE: 64
DIRECTOR SINCE: 2016
INDEPENDENT: Yes
COMMITTEE MEMBERSHIPS: Audit and Nominating and Governance
PUBLIC BOARDS: 2

EXPERIENCE: Mr. Morial has been President and Chief Executive Officer of the National Urban League, the largest historic civil rights organization in the United States, since 2003. From 1994 to 2002, he served as Mayor of the City of New Orleans. Mr. Morial also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board in March 2016. Mr. Morial has served on the board of ShotSpotter, Inc. (Nasdaq: SSTI) (“ShotSpotter”), a gunshot detection solutions business, since September 2015, and serves as a member of the audit and nominating and corporate governance committees for ShotSpotter.

SKILLS AND EXPERTISE: Mr. Morial brings to the Board substantial leadership and government/regulatory experience from his tenure as President and Chief Executive Officer of the National Urban League and as the Mayor of the City of New Orleans. Further, Mr. Morial also provides the Board additional expertise with human capital management, workforce development and leadership on diversity and inclusion.

ROBERT J. PACE
AGE: 59
DIRECTOR SINCE: 2009
INDEPENDENT: Yes
COMMITTEE MEMBERSHIPS: Compensation (Chair), Nominating and Governance and Executive
PUBLIC BOARDS: 1

EXPERIENCE: Mr. Pace is the founder and Chief Executive Officer of HundredX, Inc., a privately held technology company founded in 2013. Mr. Pace is also a retired partner and managing director of Goldman Sachs & Co. He was with Goldman Sachs for over 20 years and held numerous senior leadership positions with that firm.

SKILLS AND EXPERTISE: As a former senior member of Goldman Sachs & Co., including service on its Investment Banking Division’s Global Operating Committee, Mr. Pace brings investment banking and financial expertise to the Board. In his role as Founder and Chief Executive Officer of HundredX, Inc., Mr. Pace brings additional expertise in information technology, software, leadership, sales and marketing and corporate strategy.

FREDERICK A. RICHMAN
AGE: 76
DIRECTOR SINCE: 2008
INDEPENDENT: Yes
COMMITTEE MEMBERSHIPS: Audit (Chair), Compensation, Nominating and Governance (Chair) and Executive (Chair)
PUBLIC BOARDS: 1

EXPERIENCE: Mr. Richman has been a consultant to Deloitte Tax LLP, a provider of tax advisory services, since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax LLP. Prior to 2001, he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

SKILLS AND EXPERTISE: As a senior tax expert with both O’Melveny & Myers LLP and Deloitte Tax LLP, Mr. Richman brings legal, regulatory and financial expertise to the Board. Through his tenure as a director of the Company, Mr. Richman provides staffing industry knowledge as a complement to his other skills and experience.

M. KEITH WADDELL
AGE: 65
DIRECTOR SINCE: 1999
INDEPENDENT: No
COMMITTEE MEMBERSHIPS: Executive
PUBLIC BOARDS: 1

EXPERIENCE: Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Executive Officer since December 15, 2019. He served as Chief Financial Officer from 1988 until December 15, 2019. He served as Treasurer from 1987 until 2004. Mr. Waddell has been a director since 1999.

SKILLS AND EXPERTISE: With more than 30 years of service to the Company, Mr. Waddell brings to the Board considerable experience and extensive knowledge of the staffing industry, software implementation, information technology security related to internal controls and financial reporting and financial expertise. During his tenure, the Company has experienced substantial growth. More details regarding Mr. Waddell and the Company’s growth during his tenure are contained below in the section titled “Board of Directors Leadership Structure.”

A Note of Gratitude
The Board of Directors and the entire Robert Half family were deeply saddened by the untimely passing of Barbara J. Novogradac on March 16, 2022. She served as a director for the Company from 2009 until her death. Before her distinguished tenure as a director for the Company, Barbara Novogradac was employed by Robert Half for 11 years, retiring as Senior Vice President in 2001. The Board and the Company greatly benefitted from Ms. Novogradac’s dedication, intelligence and wise counsel, and she will be sorely missed.

Directors Skills Matrix
The Nominating and Governance Committee has determined that each of the nominees is qualified to continue to serve as director of the Company. The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. A mark indicates a specific area of focus or experience on which the Board relies most, and therefore, the absence of a particular qualification or skill for a director does not mean the director does not possess that attribute. Each director nominee’s biography stated above describes the nominee’s qualifications and relevant experience in more detail.
Qualifications, Skills & Experience	Coronado	Kempthorne	Messmer	Morial	Pace	Richman	Waddell
Leadership	•	•	•	•	•	•	•
Industry Knowledge	•	•	•	•	•	•	•
Human Capital Management	•		•	•	•		•
Global/International	•	•	•		•	•	•
Government/Legal/Regulatory	•	•	•	•	•	•	•
Financial Literacy	•	•	•	•	•	•	•
Sales and Marketing			•	•	•		•
Technology					•		•
Information Security					•		•
Demographics	Coronado	Kempthorne	Messmer	Morial	Pace	Richman	Waddell
Race/Ethnicity
Native American/Alaska Native
Asian
Black/African American				•
Hispanic/Latinx
Multi-Racial (two or more races)
Native Hawaiian/Other Pacific Islander
White	•	•	•		•	•	•
Gender
Male		•	•	•	•	•	•
Female	•
Director Independence
The Board of Directors has determined that each of Messrs. Kempthorne, Morial, Pace and Richman and Dr. Coronado has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. The Board had determined that Ms. Novogradac qualified as independent during the period she served on the Board. In making such determination, the Board has adopted guidelines in the Corporate Governance Guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s (“NYSE”) Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest. Under the charters for the Nominating and Governance, Audit and Compensation Committees, each member must satisfy the independence requirements of the NYSE.

Members of the Audit Committee and Compensation Committee must also satisfy the heightened independence requirements applicable to members under NYSE and SEC rules. The Board of Directors has determined that each of the members of the Nominating and Governance, Audit and Compensation Committees satisfies the applicable independence requirements.
In making these determinations, the Board of Directors considered the following transactions, both of which were substantially less than the relevant standards under the NYSE of $1 million, or 2% of such company’s consolidated gross revenues:
•
A $50,000 donation the Company made in 2021 to the National Urban League, where Mr. Morial is the President and Chief Executive Officer, as part of a broader charitable gift program by the Company to benefit organizations that support education and workforce development in underrepresented minority communities; and

•
Marketing-related software and services provided to the Company by HundredX, Inc., where Mr. Pace is the President and Chief Executive Officer. The amount of the annual commitment under the contract was $84,000.

Chief Executive Officer Succession Plan
The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a Chief Executive Officer Succession Plan and that the plan be reviewed annually.
A succession plan has been a feature of our governance practices for 17 years and has been reviewed each year since its adoption. In 2019, the succession plan enabled a successful leadership transition. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.
Director Succession Plan
The Company’s Board of Directors has adopted a Director Succession Plan, which is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.
Commitment to Board and Executive Diversity
The Company has a strong commitment to diversity and inclusion. This commitment is reflected in the Corporate Governance Guidelines, which include the policy for Chief Executive Officer and director succession criteria. The Corporate Governance Guidelines require that if a third-party search firm is used to identify external candidates for the role of Chief Executive Officer or in the event of a board vacancy that such search firm shall be asked to use its best efforts to include qualified female and racially/ethnically diverse candidates in the initial pool of candidates it presents. The Nominating and Governance Committee will also use best efforts to include such candidates in the pool of director nominees.
Board Evaluation Policy
The Board recently reviewed and amended the Corporate Governance Guidelines to provide that the annual evaluation program will include individual board member self-evaluations, as the Board believes this exercise helps maintain an active and evolving board composition and structure. The amended Guidelines provide that the Board of Directors, with the participation of the Nominating and Governance Committee, will conduct an annual self-evaluation to determine whether it, its committees and its individual members are functioning effectively.
Board of Directors Leadership Structure
As stated in the Corporate Governance Guidelines, the Board appoints the Chairman of the Board, who may be an officer of the Company. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or by different people. The Corporate Governance Guidelines also provide that the members of the Nominating and Governance committee will select a Lead Director. The entire Board annually reviews its leadership structure to assess what best serves the interests of the Company and our stockholders. Currently, the roles of Chairman of the Board and Chief Executive Officer are separated. The Board believes that our current governance structure, which consists of an Executive Chairman of the Board, an independent Lead Director, a Chief Executive

Officer (who is also a director), and a majority of independent and engaged directors, is optimal for guiding our Company through both strong and challenging periods and maintaining the focus required to achieve our business goals. Further, the significant responsibilities of the Lead Director’s role (as described below), along with completely independent Audit, Compensation and Nominating Committees, helps create a strong, independent and active board.
Executive Chairman
Harold M. Messmer, Jr. serves as the Executive Chairman. In 2019, Mr. Messmer retired as the Chief Executive Officer after serving in that role for over 30 years. As Chairman, Mr. Messmer brings his deep knowledge of the industry and his understanding of Robert Half’s business and culture derived from leading as the Company’s Chief Executive Officer for over 30 years. Mr. Messmer devotes his efforts as Chairman to managing the business of the Board, and providing leadership, direction and strategic vision to management.
Chief Executive Officer
The Board of Directors selected M. Keith Waddell to serve as the Chief Executive Officer of the Company in 2019. Mr. Waddell brings over 35 years of experience as a senior executive of the Company, including more than 20 years as a director and more than 30 years as the Chief Financial Officer. Mr. Waddell’s deep knowledge of the business, leadership resulting in the growth of the Company, and the respect he has earned from the Company’s employees, executive management and investors continue to serve him well in managing the business.
Lead Director
Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings, and approving the retention of any consultants retained by the Board of Directors. The Lead Director also facilitates the Board’s performance evaluation of the Chief Executive Officer in conjunction with the Compensation Committee. The Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director and is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.
During 2021 and 2022, the Company has received numerous accolades. A list of the recent recognition for the Company follows below.
2022
•
February: President and Chief Executive Officer M. Keith Waddell and President and Chief Executive Officer of Talent Solutions Paul F. Gentzkow named to Staffing Industry Analysts’ North America Staffing 100 list

•	February: Robert Half named one of Barron’s Most Sustainable Companies for the fifth consecutive year
•	February: Robert Half included on Forbes’ list of America’s Best Large Employers for the second consecutive year and is the top-ranked staffing firm
•	February: Robert Half named to FORTUNE’s “Most Admired Companies” list for the 25th consecutive year, and is the only staffing firm included on the “World’s Most Admired Companies®” list for 2022
•
January: Robert Half, including its consulting subsidiary Protiviti, was named one of the Best Places to Work for LGBTQ+ Equality™ by the Human Rights Campaign Foundation for the sixth consecutive year

•	January: Robert Half and Protiviti were selected for the Bloomberg Gender-Equality Index for the fourth year in a row
2021
•	December: Protiviti named one of Great Place to Work’s Best Workplaces for Parents
•	November: Robert Half leaders named to Staffing Industry Analysts’ Global Power 150 — Women in Staffing list
•	October: Robert Half named to Forbes’ list of World’s Best Employers

•	October: Robert Half Mobile App won Best in Show and Gold in w3 Awards
•	September: Robert Half ranked first on FlexJobs’ list of top 30 companies hiring for remote contract and freelance jobs
•	September: PEOPLE and Great Place to Work® named Robert Half to “Companies That Care®” list
•	September: Protiviti named as one of FORTUNE’s Best Workplaces for Women®
•	August: Robert Half Senior Vice President and General Counsel Evelyn Crane-Oliver recognized by Corporate Counsel as part of its Women, Influence and Power in Law Awards
•	August: Robert Half Mobile App won Gold Stevie® in International Business Awards
•	August: Protiviti named for the fourth consecutive year to the Diversity Best Practices Inclusion Index
•	July: Robert Half named to Forbes’ list of America’s Best Employers for Women for the third consecutive year
•	July: Protiviti named for the eighth consecutive year as a Best Firm to Work For by Consulting magazine
•	May: Robert Half topped Forbes’ list of America’s Best Professional Recruiting Firms and America’s Best Temporary Staffing Firms; also included on America’s Best Executive Recruiting Firms list
•	April: Robert Half named to Forbes’ list of America’s Best Employers for Diversity for the third year in a row
•	April: Robert Half named to the FORTUNE 100 Best Companies to Work For® list
•	April: Protiviti named for the sixth consecutive year as one of Great Place to Work’s Best Workplaces for Consulting and Professional Services
•	March: Protiviti named for the fifth consecutive year as one of America’s Best Management Consulting Firms by Forbes magazine
Risk Oversight Role
The Board of Directors oversees the significant risks faced by the Company - including strategic, operational, financial, legal, regulatory, technological, reputational, social and environmental risks, as well as those related to sustainability and human capital management - both directly and through its committees. The Board evaluates areas of risk on an ongoing basis throughout the year. At its meetings, the Board receives reports from its committee chairs as well as presentations from management, including the heads of the Company’s various operating departments and the leaders of the Company’s enterprise-level information security and compliance functions. In addition, each year the Board considers risks as it reviews and approves the Company’s annual strategic plan.
While the Board has responsibility for the oversight of the Company’s risk assessment and risk management, the Company’s management is responsible for monitoring and managing risks on a day-to-day basis and reporting on them to the Board. In addition to specialized risk-management programs at the departmental level, the Company’s management has established three Company-wide initiatives to identify, assess and manage risks: the Enterprise Information Security (“EIS”) program, the Data Privacy program and the Corporate Compliance and Ethics (“CCE”) program.
Code of Business Conduct and Ethics; Corporate Compliance and Ethics Program
The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code is reviewed at least annually by the Board of Directors. The Code was amended in February 2022 following the Board’s regular review of corporate governance policies to enhance clarity and to make updates to reflect developments in best practice and certain regulations. The Company provides training with respect to the Code through its CCE program.
The CCE program is under the direction of the Company’s General Counsel, who is designated as the Corporate Compliance Officer. The Corporate Compliance Officer reports to the Board at least annually on developments concerning the ethical, legal, and regulatory compliance issues affecting the Company, including compliance-related investigations. She also provides an update quarterly to the Audit Committee on compliance-related issues. These presentations typically include discussions about the operation of the CCE program and compliance with the Code and may also introduce proposals for new policies or amendments to existing policies. The Company’s compliance policies and procedures, including the Code, are reviewed by the Board at least annually and updated from time to time as the Board deems appropriate. The CCE program is responsible for monitoring the reporting channels established for reporting complaints or concerns relating to accounting, internal controls, auditing matters or violations of the Code. Such channels include the Company’s Ethics and Compliance Hotline (“Hotline”). For Hotline reporting tool information, see the Ethics and Compliance Hotline notice, available on the Company’s website along with the Code at www.roberthalf.com/investor-center/corporate-governance.
Enterprise Information Security (“EIS”) Program
Data privacy and cybersecurity (together, information security) have been identified by the Company as an area of risk that requires formal programs and oversight. The Company continues to invest in its privacy and security programs with the goal and intention of creating data privacy and security programs that are designed to (i) protect our assets and information, (ii) use the data that we collect consistent with applicable laws and the commitments we make to our clients, candidates and employees and (iii) engender and continue the trust and confidence of our clients, candidates and employees.
The EIS program, headed by the Company’s Chief Information Security Officer, is responsible for, among other things, assessing and managing risks related to the Company’s information technology systems. The EIS team, in conjunction with the privacy team, assesses risks and manages various security initiatives and services, including risks associated with the security, confidentiality, integrity and availability of information critical to the Company’s business. Given the critical nature of computer and network security, the leaders of the EIS team provide annual updates to the Board of Directors on the Company’s security risks and the measures taken to mitigate the risk and protect the Company’s data and systems. Further, additional updates are reported by the EIS team as requested by the Board or as needed. Information about security at Robert Half can be found on the Company’s website at: www.roberthalf.com/about-robert-half/data-privacy/cyber-security.
The data privacy program, led by the Company’s Global Privacy Officer, is responsible for, among other things, assessing and managing risks related to the Company’s collection and use of data, including personally identifiable information. The privacy team, in conjunction with the EIS team, assesses and reviews the Company’s methods and performance in relation to its collection and use of personally identifiable information to support compliance with applicable data protection laws.
Audit Committee Risk Oversight
The Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees various processes that assist the Company in identifying and managing risk, such as the internal audit function, disclosure controls and procedures, and the work of the Company’s independent auditor. Members of the Company’s finance team are responsible for managing risk in their area and reporting regularly to the Audit Committee. The Audit Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management function and the Company’s independent registered public accounting firm. The Committee also reviews and approves, in advance, the scope and the staffing of the internal audit and authorizes the budget for the internal audit and risk management department.
A process has been established for the receipt, retention and treatment of complaints or concerns relating to accounting, internal controls, auditing matters or violations of the Code. Employees, stockholders and other parties interested in communicating about any of these matters may submit such communications by using the Hotline’s online or telephone options or by communicating directly with the General Counsel, Corporate Compliance Officer or Internal Audit electronically in writing or by phone. Reports made through the Company’s Hotline - whether online or by phone - are routed to the Audit Committee Chairman, in addition to the appropriate management personnel. Reports are received and treated in accordance with the procedures established by the Audit Committee for such purposes. The Corporate Compliance Officer provides an informational update to the Audit Committee at each quarterly meeting.
See “Compensation Risk and Governance” on page 28 for information regarding the Compensation Committee’s oversight of risks relating to the Company’s compensation programs.

Environmental, Social and Governance (“ESG”)
Robert Half helps people find rewarding work and clients find the right talent to grow their businesses, and our goal is to adhere to the highest ethical standards when doing so. This commitment is reflected in our policies and programs that:
•	Support universal human rights
•	Respect the diversity of our employees, customers and business partners
•	Focus on employee well-being
•	Form the foundation of our philanthropic endeavors
•	Build trust with our clients and candidates by protecting the privacy and security of their data
•	Protect the environment in the communities we serve.
By finding our candidates meaningful work, we provide them with a source of income and a source of dignity and self-respect. We also connect our clients with the skilled talent and business solutions they need to succeed. This focus on people extends to our impact on society at large. We strive to deliver value to all of our stakeholders, including stockholders, customers, employees, candidates, suppliers and the communities where we provide our services. As a signatory of the United Nations Global Compact (“UNGC”), the world’s largest corporate sustainability initiative, we have pledged our effort to operate in alignment with 10 universal sustainability principles in the areas of human rights, labor, environment and anti-corruption. As a signatory to the Women’s Empowerment Principles (“WEPs”), we have pledged to promote gender equality and women’s empowerment in the workplace. In addition, we have been a member of Ethisphere Institute’s Business Ethics Leadership Alliance (“BELA”) since 2018. BELA is a globally recognized organization of leading companies collaborating on best practices in governance, risk management, compliance and ethics. Robert Half Chief Executive Officer M. Keith Waddell, President and Chief Executive Officer of Talent Solutions Paul Gentzkow, and Protiviti President and Chief Executive Officer Joe Tarantino are among the more than 2,000 business leaders who have signed the CEO Action for Diversity & Inclusion pledge, making a commitment to support the advancement of inclusion and diversity in the workplace and community.
Robert Half regularly reports on our ESG efforts and strives to align our disclosures with leading reporting frameworks. In addition to the information highlighted on our website, Robert Half previously published biennial Corporate Citizenship Reports, and beginning with FY 2021, we plan to adopt an annual cadence for publishing ESG reports. Our ESG reports will endeavor to provide detailed updates regarding our ESG programs, policies and progress, and seek to align with the Sustainability Accounting Standards Board (“SASB”) metrics, all the while serving as the Company’s annual Communication on Progress (COP) for the UNGC.
The full Board oversees our ESG policies and programs. The Board receives reports on ESG activity at least annually, including the annual UNGC COP, human capital management policies and programs, DEI initiatives, cybersecurity and privacy updates, and related compliance topics.
Our workforce and human capital
Our internal staff (Corporate and Talent Solutions professionals) and Protiviti employees are key contributors to the long-term growth of our Company. We are intentional in our efforts to provide a great work environment that connects said employees with opportunities to grow and supports their well-being. As an equal opportunity employer, we strive to provide prospects of advancement to all employees. In 2021, we further invested in our programs focused on employee engagement, employee well-being, skill-building, professional development, DEI, and health and safety. Robert Half and Protiviti regularly survey our internal staff employees to understand their priorities and perceptions of the Company; we are proud that in 2021, 85% of our internal staff and Protiviti employees indicated they would recommend our enterprise as a great place to work.
Focus on learning & development
Learning and Development is a key priority across Robert Half and is designed to empower internal staff employees to reach their full potential. We transformed our employee development program in 2021 to accommodate learners who are working remotely or following a hybrid model where they alternate between home and the office. This approach enables us to continue to focus on overall retention, engagement and our employee experience. We aim to provide an engaging learning experience to internal staff employees of all tenures, positions and locations. Through our remote and hybrid learning strategy, we provide internal staff employees access to customized learning options aligning with the technical and professional skills, mindsets and behaviors needed for success. Our focus includes a commitment to equity, transparency and predictability of learning by providing learning maps to each audience so that they can partner with leadership and drive their own career development and growth.
Focus on our employees’ well-being and health and safety
Our commitment to our employees’ well-being and health and safety is paramount, and remote and hybrid work has been a mainstay of 2021. Even when some states or jurisdictions allowed a return to the office, we provided our internal staff employees globally the unconditional right to work from home in 2021, and we are committed to finding the best ways to offer them flexible options moving forward. We have amended our health benefits, wellness programs and safety protocols to better support our internal staff employees through the pandemic, including augmented paid leave, backup childcare and eldercare solutions. Further, an additional floating holiday was provided for North America internal staff employees in North America. We have also worked hard to maintain consistency in employee health premiums and have not increased employee premiums in the U.S. for any of our medical, dental and vision plans during the pandemic. We also have maintained the Robert Half Emergency Fund in North America, which enables internal staff employees to support colleagues experiencing financial hardship.
During this unique and challenging time period, we transitioned our engagement surveys to a more frequent cadence throughout the year, which allowed us to more regularly assess what our internal staff employees needed most. Having access to this ongoing feedback enabled our organization to pivot and make changes and enhancements to our well-being and benefit programs, and our remote and hybrid work environment. Employees wanted to hear directly from our senior leadership team so we implemented bi-monthly global video calls where all internal staff employees could hear personally from our executives about company priorities and topics of interest. In response to these quickly-implemented changes, our employee engagement scores rose to record levels. We saw significant increases in leadership trust, employee connection and employee authenticity in our employee engagement scores throughout these challenging times.
Focus on diversity, equity, and inclusion
The Company’s global DEI strategy is led by our Vice President, Employee Experience and Inclusion and an executive steering council. Together, they are responsible for identifying opportunities to increase cultural diversity and awareness and build a stronger sense of belonging among our employees. The DEI program supports an array of initiatives, including the recent global training for all talent solutions and corporate services professionals on recognizing unconscious bias and the quickly expanding employee network groups, to support the mission of the program. Additionally, in partnership with strategic organizations, we seek to advance DEI in the workplace and actively support the communities where we live and do business through sponsoring local chapters and scholarship opportunities. Our supplier inclusion program supports the promotion, growth and development of small businesses and minority-, woman-, veteran-, and LGBTQ-owned firms. This initiative, which we launched in 2004, drives focus on procurement opportunities. In 2021, we directed over 40% of U.S. addressable spend to small businesses, and over 23% to minority-, woman-, veteran-, and LGBTQ-owned firms.
As of December 31, 2021, Robert Half’s global workforce, consisting of our corporate services, talent solutions and Protiviti employees, was approximately 55% women. As of December 31, 2021, women made up approximately 47% of our leaders and managers (including senior officers, senior managers and managers who supervise other staff) and women also represented approximately 44% of our internal staff employees in technology roles for Robert Half’s global workforce. As of December 31, 2021, underrepresented groups in the United States made up approximately 33% of our internal staff employees, including approximately: 15% Asian and Pacific Islanders; 8% Hispanic and Latinx; 7% Black; and 3% identifying as “Other.”
Our communities
Robert Half has a strong tradition of community engagement through our global volunteer and philanthropy programs, Leading by Example and iCare. In recognition of outstanding Company performance in 2021, Robert Half doubled its dollar-for-dollar match for all employee contributions to nonprofit organizations over the year. In 2021, more than 5,000 employees across the enterprise participated in our matching gifts program and the Company contributed $2.3 million to match their cash donations and volunteer hours in support of hundreds of nonprofit organizations. Robert Half’s total community investment across the globe in 2021 was nearly $6 million, including both corporate contributions we make to our national, global and local nonprofit partners, matching gifts and our employees’ approximately 23,000 hours of logged volunteer time. Protiviti’s “i on Hunger” program has provided more than 12.2 million nutritious meals to underserved communities globally since the program launched in 2014.
Our environment
Our commitment to the health of our planet and its people means we seek to do our part to address our environmental impact. We continue to find ways to strengthen our efforts to quantify, reduce and disclose our environmental footprint and strive to increase the amount of renewable energy we purchase. We continue to disclose the Company’s energy use and emissions to CDP via our annual Climate Change response. In addition to our commitments at the enterprise level, Robert Half and Protiviti employees have initiated local programs to work more sustainably and support environmental nonprofits.

THE BOARD AND COMMITTEES
The Board met five times during 2021. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof. On average, directors exceeded a 95% attendance rate. In addition, the Company’s independent directors meet regularly in executive sessions without management. Such meetings are led by the Lead Director, Frederick A. Richman.
It is the Company’s policy that directors are expected to attend the annual meeting of stockholders. All eight of the directors then-serving attended the 2021 annual meeting of stockholders.
The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.
The members of the committees and their independence status, as of the date of this proxy statement, and the number of committee meetings during fiscal 2021 are identified in the following table.
Director Nominees	Independent	Audit	Compensation	Nominating and Governance	Executive
Julia L. Coronado
Dirk A. Kempthorne
Harold M. Messmer, Jr.
Marc H. Morial
Robert J. Pace
Frederick A. Richman
M. Keith Waddell
Meetings		5	5	2	0
= Financial Expert	= Independent	= Committee Member	= Committee Chair	= Lead Director
Nominating and Governance Committee
Responsibilities
The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board, and oversee the evaluation of the Board and management.
Stockholder Recommendations for Directors
The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as a nominee for director may submit a written recommendation, including the proposed candidate’s name and address, résumé, and other information required for nominations submitted under our By-laws, to Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. Please note that stockholders wishing to nominate a director at an annual meeting must comply with the timing and other requirements specified in Article II, Section 9(a)(2) of our By-laws—which are posted on our website at www.roberthalf.com/investor-center/corporate-governance. In addition, stockholders wishing to have their director candidate included in our proxy materials for an annual meeting must comply with Article II, Section 9(a)(3) of our By-laws (see “Presentation of Business at Annual Meeting of Stockholders” for additional details on how to submit a director nominee for our 2023 annual meeting of stockholders).
Evaluation of Director Candidates
Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders or for appointment to fill vacancies. In evaluating individuals for nomination as director, the Nominating and Governance Committee selects individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment, and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills, including on the basis of gender and race/ethnicity. The Nominating and Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process. Other factors that may be considered include (i) experience with small to midsize businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.
Audit Committee
Responsibilities
The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal audit function. The Committee further conducts an annual evaluation of the qualifications, performance and independence of the Company’s independent auditors in consultation with management.
Audit Committee Financial Expert
The Board of Directors has determined that Frederick A. Richman, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” and “independent” in accordance with the requirements of the SEC and the rules and regulations of the New York Stock Exchange.
Audit Committee Report
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021, contained in the Company’s Annual Report on Form 10-K (the “2021 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board standards and the SEC. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2021 Financial Statements be included in the Company’s Annual Report on Form 10-K.
Marc H. Morial	*Barbara J. Novogradac	Frederick A. Richman
Compensation Committee
Responsibilities
The function of the Compensation Committee is to establish compensation policies for the Company’s officers and to engage in oversight in regard to key compensation plans in which officers, directors and employees are eligible to participate.
*	Julia Coronado was appointed to the Audit Committee effective March 18, 2022, filling the vacancy caused by the death of Barbara Novogradac

Compensation Committee Procedures
For a description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the CD&A on pages 30-36.
Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are granted by the Compensation Committee subject to the annual share limit previously approved by stockholders under the Stock Incentive Plan.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2021 were: Barbara J. Novogradac, Robert J. Pace and Frederick A. Richman. No member of the Compensation Committee was at any time during 2021 or at any other time an officer or employee of the Company, except for Ms. Novogradac (whose employment ended in 2001), and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee or as a Company director during 2021.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the CD&A appearing later in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for 2021 and in this proxy statement.
Robert J. Pace	Frederick A. Richman
Executive Committee
Responsibilities
The Executive Committee has all of the powers of the Board of Directors, subject to certain exceptions as specified by Delaware law.
Frederick A. Richman	Robert J. Pace	Harold M. Messmer, Jr.	M. Keith Waddell
Stockholder Communications with Directors
Stockholders or other interested persons who wish to communicate with any director, including the Lead Director, the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA, 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or her delegee will forward such communication to the addressee unless she determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations; (b) frivolous, obscene or offensive items; or (c) communications unrelated to the business, affairs or governance of the Company.
Available Information and Website References
The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on its website at www.roberthalf.com/investor-center/corporate-governance. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Corporate Secretary.
Information contained on or available through our websites (including any other websites referred to in this proxy statement) are not a part of, or incorporated by reference into, this proxy statement.

2. COMPENSATION
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
At the 2021 Annual Meeting, approximately 98% of stockholder votes approved the Company’s 2020 executive compensation. Consistent with its pay-for-performance policy, the 2021 bonus and performance shares are based on Company performance as set forth below.
•
For the Company’s annual cash incentive bonuses, the Compensation Committee set revenue and net income targets at levels that would emphasize achievement of both top-line and bottom-line growth. The Company’s 2021 operating results were very strong with year-over-year revenues and net income growing 26.5% and 95.5%, respectively. This resulted in 160% of target net income and 117.4% of target revenue. As a result, given the 80% weighting allocated to the net income target, bonuses for 2021 were equal to 151.5% of target 2021 bonuses.

•
All equity awards issued to executive officers during 2021 were again 100% performance shares and were subject to three-year cliff service vesting and two performance conditions - a three-year relative ROIC condition and a modifier based on three-year relative TSR. The complete results for the 2021 performance shares will not be known until the end of 2023.

The Compensation Committee believes that 2021 compensation decisions create a strong alignment between pay and performance.
Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
Under the Board’s policy of providing for annual say-on-pay votes, the next say-on-pay vote will occur at our 2023 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Fiscal 2021 at a glance:
Performance and Compensation Highlights	Named Executive Officers (“NEOs”)

In 2021, the Company took the following steps to continue to align compensation with performance and stockholder interests:
M. Keith Waddell
President and Chief Executive Officer

Michael C. Buckley
Executive Vice President, Chief Financial Officer

Paul F. Gentzkow
President and Chief Executive Officer,
Talent Solutions

Robert W. Glass
Executive Vice President, Corporate Development

Harold M. Messmer, Jr.
Executive Chairman of the Board

•
In February 2021, the Compensation Committee maintained base salary for incumbent executives at the same levels as for 2020. In doing so, the Committee recognized and expressed appreciation that Mr. Waddell had waived 100% of his base salary effective April 2020 through December 31, 2020, and that the other NEOs had waived 50% of their salaries for the same period. The target bonuses for 2021 for NEOs were set 19% lower than 2020 target bonuses in line with the 19% reduction in target net income and revenue goals for 2021 when compared to the net income and revenue goals for 2020, and in line with the consensus expectations of analysts for the Company’s performance in 2021. The Committee continued to award equity 100% as performance shares.

•
The pandemic had a substantial impact on the global economy and our business. As a result of our continued focus on putting the health and safety of our employees and customers first, we remained a nearly 100% remote workforce with the option for employees to return to the office as local regulations allowed. We delivered continued strong revenue and earnings well above the levels achieved in 2020, and above the pre-pandemic levels achieved in 2019. Net income was $598.6 million (160% of target) and revenue was $6.46 billion (117% of target).

•
The Board and Compensation Committee views the performance of the management team to be exemplary in steering the Company through a tumultuous period. Due to the successful navigation of the Company through 2021, bonuses were awarded at 151.5% of target based on actual net income and revenue performance relative to goals. Total compensation for our Chief Executive Officer increased by 33.8% compared to 2020, as disclosed in the Summary Compensation Table including performance equity valued at grant date value. The percentage increase in Mr. Waddell’s compensation for 2021 compared to 2020 is directly impacted by the lower total compensation in 2020 due to Mr. Waddell’s waiver of his base salary effective in April 2020.

•
All equity awards issued to executive officers during 2021 were in the form of performance shares. Performance share grants were subject to three-year cliff service vesting and two performance conditions—a three-year cumulative ROIC goal relative to the three-year cumulative ROIC of an industry peer group of approximately 90 companies and a three-year TSR modifier using the same industry peer group. Target payouts for the ROIC modifier require 65th percentile relative performance with maximum payout achieved at the 90th percentile and threshold payout requiring performance at the 40th percentile. The equity award is totally forfeited if cumulative ROIC performance is below the 40th percentile threshold. After the ROIC performance is calculated, a relative TSR modifier can adjust the payout +/- 25% using a target of 50th percentile performance.

2021 Financial Highlights and Recognition
Under management’s leadership, the Company weathered a tumultuous year with positive results in the face of challenging economic conditions, as noted below:
1.
During 2021 the Company saw record results on key operating metrics. Revenues were $6.46 billion, an increase of 26.5% from the prior year and net income was $598.6 million, an increase of 95.5% from the prior year. Combined segment margins of 12.5% were strong and remained among the highest in the staffing industry.

2.	The Company’s ROIC for 2021 was 47%. This is significantly above staffing industry averages.
3.
The Company had operating cash flow of $603 million in 2021, which helped to fund approximately $260 million in stock repurchases on the open market, $67.9 million for capital expenditures (including capitalized cloud computing implementation costs), and the payment of $171 million in dividends to stockholders. The Company increased the amount of its quarterly dividend per share by 11.7% during 2021.

4.
The Company has returned $1.9 billion to stockholders during the past five years in the form of either dividends or stock repurchases. The dividend has grown at an annual compounded rate of 11.7% on a per share basis since its 2004 inception, and the share count is down 13.2% in the last five years and 19.9% in the last ten years.

5.
The Company ended the year with $619 million in cash and cash equivalents and no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the Company deems appropriate.

6.
The Company retained all key executives and key field personnel during the year, which it believes is critical to its future success and attributable to the Company’s strong culture and competitive compensation programs.

7.
In February 2022 President and Chief Executive Officer M. Keith Waddell and President and Chief Executive Officer of Talent Solutions Paul F. Gentzkow were named to Staffing Industry Analysts’ North America Staffing 100 list.

8.	In February 2022, Robert Half was named one of Barron’s Most Sustainable Companies for the fifth consecutive year.
9.	In February 2022, Robert Half was included on Forbes’ list of America’s Best Large Employers for the second consecutive year and is the top-ranked staffing firm.
10.
In February 2022, Robert Half was named to FORTUNE’s ‘‘Most Admired Companies” list for the 25th consecutive year and is the only staffing firm included on the “World’s Most Admired Companies®” list for 2022.

11.
In January 2022, Robert Half, including its consulting subsidiary Protiviti, was named one of the Best Places to Work for LGBTQ+ Equality™ by the Human Rights Campaign Foundation for the sixth consecutive year.

12.	In January 2022, Robert Half and Protiviti were selected for the Bloomberg Gender-Equality Index for the fourth year in a row.
13.	In January 2022, Robert Half was included on FlexJobs’ list of Top 100 Companies to Watch for Remote Jobs.

Executive Officers
The following table lists for each current named executive officer (“NEO”) of the Company, such officer’s name, age on the date of the Meeting, and current positions and offices with the Company:
Name	Age	Office
M. Keith Waddell	65	President and Chief Executive Officer
Michael C. Buckley	56	Executive Vice President, Chief Financial Officer
Paul F. Gentzkow	66	President and Chief Executive Officer—Talent Solutions
Robert W. Glass	63	Executive Vice President, Corporate Development
Harold M. Messmer, Jr.	76	Executive Chairman of the Board
The biographies for Messrs. Waddell and Messmer are included with the description of our Board of Directors, under the heading “Directors.”
Mr. Buckley has been Executive Vice President and Chief Financial Officer since December 15, 2019. Previously, Mr. Buckley served as Treasurer from 2004 through December 14, 2019 and Executive Vice President and Chief Administrative Officer from 2007 through December 14, 2019. He was Vice President from 2001 through 2007, and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.
Mr. Gentzkow has been President and Chief Executive Officer—Talent Solutions since December 15, 2019. From 2004 through December 14, 2019, Mr. Gentzkow served as President and Chief Operating Officer—Talent Solutions. From 2000 until 2004, he served as Executive Vice President, Operations. Prior to that, he served as Director of Field Operations.
Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993, he served as Vice President, Corporate Development.
All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Executive Chairman. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.
There are no family relationships between any of the directors or executive officers.
Engaging with Stockholders
The Company’s informed and accessible Compensation Committee is composed solely of independent directors who have established effective means for communicating with stockholders, including the opportunity for stockholders to cast a non-binding advisory vote regarding executive compensation at the Company’s annual stockholders meeting.
The Compensation Committee is very interested in the ideas and concerns of our stockholders regarding executive compensation. In 2019 the Committee adjusted the structure of its long-term performance-based equity awards as a direct result of listening to stockholders. The Committee used the same structure for the 2021 performance share awards. See description of 2021 equity awards on page 32. An advisory vote regarding executive compensation was presented to stockholders for the eleventh time at last year’s annual meeting of stockholders and received approximately 98% support, consistent with prior high levels of stockholder support for our advisory votes regarding executive compensation in recent years. In evaluating our compensation program for 2021, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, in 2021 the Compensation Committee retained its general approach to executive compensation and continued to apply the same general pay-for-performance principles and philosophy as in prior fiscal years. The Compensation Committee also added as a qualitative consideration, the Company’s performance in the Environmental, Social and Governance (ESG) areas.

The Compensation Committee will continue to seek and consider stockholder concerns and feedback in the future. The Compensation Committee along with the Board of Directors has also determined that holding an annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement.
In addition to the Compensation Committee’s process noted above, our executive management team actively engages in communication throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders in small groups, and responding to investor and stockholder emails and telephone calls. Our management team communicates with the Board regarding questions, observations and comments relayed by investors and stockholders. The Board considers such stockholder concerns as a part of its governance responsibilities. Further, the Company has an established procedure for the delivery of communication directed to non-management directors as specified in Stockholder Communications with Directors on page 21 of this proxy statement.

Compensation Risk and Governance
The Company’s compensation program features are in line with corporate governance best practices as summarized below:
Hedging and Pledging Policy
The Company does not allow any pledging or hedging of Company stock (whether granted as compensation from the Company or otherwise held directly or indirectly) by directors, officers and employees. Specifically, Company policy prohibits hedging or monetization transactions through mechanisms such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy is included on the Policy on Compliance with Securities Laws, available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

Maximum Award Amounts	The Compensation Committee establishes caps on maximum awards with a mix of long-term and short-term objectives.
No Stock Options	The Company stopped issuing stock options to executive officers in 2005.
Balanced Mix of Short-Term and Long-Term Elements	The executive compensation program provides an appropriate balance between long-term and short-term incentives.
1-Year Minimum Vest Policy	The Stock Incentive Plan was amended to incorporate a 1-year minimum vesting period policy for all equity grants made under the Stock Incentive Plan following such amendment.
No Dividends on Unearned Shares
Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the underlying shares subject to the equity award vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Clawback Policy
The Compensation Committee has adopted an Executive Compensation Clawback Policy, which provides that, if there has been a material negative restatement of the Company’s financial statement filed with the SEC due to the fraud or intentional misconduct by an NEO, the Board may recover incentive payments from the NEO (including annual cash bonuses and equity-based compensation), in accordance with delineated procedures in the policy. This policy is available on the Company’s website at www.roberthalf.com/investor-center/corporate- governance. The Company has never restated its financial statements.

Severance Benefits Policy
The Compensation Committee adopted the “Compensation Committee Policy Regarding Severance Benefits for Executive Officers” in 2008 to align the Company’s severance policy with market practice. The policy provides that future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available on the Company’s website at www.roberthalf.com/investor- center/corporate governance. No executive officer has ever been terminated under circumstances that required severance payments.

Share Ownership Policy
In August 2021, the Board of Directors adopted an amended policy regarding the Company’s executive officers share ownership that requires each officer to own shares having a total fair market value equal to a specified multiple of base salary. The multiple of base salary applicable to the Chief Executive Officer is 6x and the multiple for all other NEOs is 3x. The number of shares required to be owned increases with any increase of base salary. With any increase of base salary, an executive officer will have two years in order to comply with the then-current policy. Each person who becomes a NEO in the future is required to own the minimum shares required under the policy within five years of his or her election. Pursuant to such policy and based on 2021 base salary for each NEO, the minimum number of shares that Messrs., Waddell, Gentzkow, Glass, Buckley and Messmer are required to own are 30,310, 13,640, 7,426, 10,609 and 3,183 respectively. Each such officer owns significantly more shares than the minimum requirement and is in compliance with the requirements of the amended policy.

The Board of Directors has also adopted a policy regarding minimum required share ownership by the Company’s directors as described in more detail in the “Required Director Ownership” on page 47.

No Excise Tax Gross-Up Payments	The Compensation Committee has established that no excise tax gross-up payments shall be made to executive officers or non-employee directors in the event of a change in control.
No Perquisites	Consistent with prior fiscal years, executive officers received no perquisites during 2021.
Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that reports directly to the Compensation Committee.

Alignment with Absolute and Relative Operational Performance
For 2021 the Company utilized a combination of absolute and relative performance metrics to align pay with performance. Absolute metrics include revenue and net income, while relative metrics include three-year relative ROIC and relative TSR.

Goal Rigor
During the past 10 years, after consideration of all performance conditions, the performance shares actually earned were less than target three times, more than target four times and the same as target three times. Also during this 10 year period, cash bonuses were paid below target levels six times, above target levels three times and at target one time.

Employment Agreements	No employment agreements provide for guaranteed increases in salary, non-performance-based bonuses or equity compensation.
Annual Risk Assessments	The Compensation Committee conducts annual assessments to identify and mitigate risk in compensation programs.
No Repricing	Our Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are underwater without stockholder approval.
The Compensation Committee has concluded that the Company’s 2021 compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s review of the above noted governance features, the Committee’s annual risk assessment for 2021, and the Committee’s discussions with management about the risk assessment. (See further discussion on the Compensation Process on page 36.)
2021 Compensation Highlights
The ratio of the Company’s Chief Executive Officer performance-based compensation to total target compensation for 2021 was 94%. In other words, only 6% of the Chief Executive Officer’s compensation was fixed and the remainder depended on Company performance.
Compensation for the Company’s Chief Executive Officer for 2021 as compared with 2020 was as follows:
Base Salary	No Change*
Target Cash Bonus	19% Decrease in Dollar Amount
Actual Cash Bonus Payout	151.5% of Target
Target Grant Date Closing Value of Performance Shares	Increase by 8.4% in Dollar Value
*	Mr. Waddell waived all of his base salary effective in April 2020 through December 2020, so the reported base salary received in 2020 reflects that waiver.
The ratio of the Chief Executive Officer’s performance-based stock awards to total stock awards for 2021 was 100%. Therefore, none of the stock awards granted in 2021 have a guaranteed payout or vest solely on the basis of continued service, and all were dependent on the Company’s financial and investment performance.
As discussed below, each 2021 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to various performance metrics described below, with target achievement levels that the Compensation Committee believed were realistically possible to achieve but not easily achieved.

Annual Performance Bonus Plan and Performance Share Goals

• Annual Performance Bonus Plan: The Annual Performance Bonus Plan goals are based on achieving certain levels of revenue and net income such that both top-line and bottom-line results are considered.

•
2021 Performance Shares: The performance share goals of ROIC and TSR consist of three-year cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group against target threshold and three-year TSR relative to the three-year TSR of an industry peer group. Also, the executive must remain employed through the third anniversary of the grant date.

The above operational goals were based on our strategic plan for 2021 and took into account other factors, such as consensus Wall Street estimates.
2021 Base Salary
The Compensation Committee reviews the base salary of our NEOs each year with input from the independent compensation consultant. The goal of this review is to determine whether the base salaries of our NEOs are competitive and to ensure those salaries reflect each executive’s role, responsibilities, experience and performance. In 2021, all NEO base salaries were retained at the same level as 2020. In doing so, the Committee recognized and expressed appreciation that Mr. Waddell had waived 100% of his base salary effective April 2020 through December 31, 2020, and that the other NEOs had waived 50% of their salaries for the same period.
2021 Annual Performance Bonus Plan
The 2021 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis, with no leveraged payout scaling. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top-line and bottom-line performance and avoid any duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2021, the Compensation Committee provided that each individual’s actual bonus would be determined by weighting 20% on the ratio of actual revenue to target revenue and 80% on the ratio of actual net income to target net income. For this purpose, the Compensation Committee provided that actual revenue and actual net income would be determined in accordance with GAAP, excluding the impact of changes in GAAP or tax laws if such changes impacted revenue by 5% or more and/or net income by $4,000,000 or more. However, no bonus can exceed the lesser of 200% of the target bonus or $9,000,000, and no bonus would be paid to any executive if actual net income for 2021 was less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan but has no discretion to increase any bonus above the amount that would be determined by the formula.
For 2021, performance targets and actual results were as follows:
	2021 Target	2021 Results	Satisfaction of Performance Metrics (% of Target)
Revenue (20% weight)	$5.5 B	$6.46 B	117.4%
Net Income (80% weight)	$374.2 M	$598.6 M	160%
Combined			151.5%
For 2021, the target goal for revenue of $5.5 billion was an increase of 7.8% over actual 2020 revenue and the target goal for net income of $374.2 million was an increase of 22.2% from actual 2020 net income. While these target goals were higher than actual 2020 results, they were 19% below 2020 target levels. The Compensation Committee determined that the revenue and net income target levels for 2021 were appropriate in light of macroeconomic factors and Company financial projections and the consensus view of investment analysts following the Company that were available at the beginning of 2021. The goals were intended to encourage realistic performance in light of the relevant economic conditions at the time that the target goals were set in early February 2021.

The Company decreased 2021 target cash bonus opportunities by 19% compared to the targets set in 2020. This decrease in cash bonus targets was due to the 19% reduction in the target net income and revenue goals for 2021. See further information on the Compensation Committee’s determinations for the 2021 compensation below and how each executive’s target cash bonus opportunity for 2021 impacted other compensation decisions in the 2021 Performance Shares discussion.
For 2021, target bonus awards and actual awards were as follows:
	Target Bonus	Actual Bonus		Actual Bonus as Percentage of Target
Mr. Waddell	$1,833,515	$2,776,945	}
Mr. Buckley	$972,000	$1,472,140
Mr. Gentzkow	$1,650,164	$2,499,251		151.5%
Mr. Glass	$519,494	$786,798
Mr. Messmer	$505,700	$765,907
2021 Performance Shares
All equity awards granted to executive officers during 2021 were 100% in the form of performance shares. The 2021 performance share grants are subject to three-year cliff service vesting and two performance conditions: (i) our three-year cumulative ROIC ranking relative to the three-year cumulative ROIC of an industry peer group of approximately 90 companies and (ii) reduction or increase based on our TSR for the three-year period of January 1, 2021 to December 31, 2023, relative to the three-year TSR of an industry peer group.
When making its determination with respect to the number of shares subject to each executive’s 2021 performance share grant, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock at the date of grant, the financial performance of the Company and its stock price in the prior year, the Company’s ESG performance, the performance metrics and relative ROIC and relative TSR goal levels set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incentivizes the team to produce consistently favorable results for stockholders which includes the consideration of other stakeholders.
The Compensation Committee determined the target value of each executive’s 2021 performance share grant by first determining the executive’s target total direct compensation for 2021. Given its views about management’s exemplary performance during the pandemic, the Compensation Committee concluded an increase in the target performance share grant value was appropriate for 2021. Accordingly, each NEO’s performance share target was increased above the 2020 target level, including an increase of 8.4% in target grant date closing price value for Mr. Waddell.
The Compensation Committee and Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, believe that the 2021 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incentivizing them to continue to provide superior results to stockholders. The Compensation Committee also believes that the relationship of total compensation among the NEOs is appropriate for purposes of internal equity in light of their roles and responsibilities. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

2021 Performance Design
The 2021 performance share grants are subject to:
(1)
Reduction or increase in the number of shares based on the Company’s average ROIC for the three-year period from January 1, 2021 through December 31, 2023 (the “Measurement Period”), relative to the 65th percentile ROIC of the Industry Peer Group (defined below) as measured during the Measurement Period (the “ROIC goal”);

(2)
After the application of the relative ROIC goal, a reduction or increase in the number of shares based on the Company’s relative TSR performance during the Measurement Period relative to the 50th percentile TSR of the Industry Peer Group as measured during the Measurement Period; and

(3)	Continued employment through March 11, 2024, the third anniversary of the March 11, 2021 grant date.
ROIC Performance Goal
For the 2021 performance share grant, the ROIC goal is determined based on performance against the 65th percentile ROIC of an industry peer group consisting of companies (other than the Company) in the four-digit GICS code 2020 Commercial & Professional Services sub-industry (market capitalization exceeding $100 million) (the “Industry Peer Group”) as measured during the Measurement Period. The ROIC goal can increase the number of shares subject to an award by up to 50% or decrease an award to zero as follows:
•
If the Company’s ROIC ranking for the Measurement Period is below the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be decreased by a percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 2 (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 50% if the Company’s ROIC ranking is at the 40th percentile.

•	If the Company’s ROIC is below the 40th percentile the award will be forfeited, and no shares will be earned thereunder.
•
If the Company’s ROIC ranking is above the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be increased by a percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 2 (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 50% if the Company’s ROIC ranking is at or above the 90th percentile.

•	However, if the Company’s ROIC ranking is at the 65th percentile of the Industry Peer Group, no adjustment will be made to an award.
For example, if the Company’s relative ROIC is at the 59th percentile of the Industry Peer Group, then 12% of the total shares eligible for adjustment based on ROIC performance (the percentage determined by multiplying the percentage point difference between the ROIC at the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking at the 59th percentile (i.e., 6%) by 50/25) will be forfeited.
In establishing the ROIC formula, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law reduce or increase the Company’s ROIC by 10% or more, such changes will be excluded in calculating the Company’s ROIC and the ROIC of each of the members of the Industry Peer Group.
TSR Modifier Metric
TSR performance against the 50th percentile TSR of the Industry Peer Group over the three-year Measurement Period can modify an award up or down by up to 25% as follows:
•	If the Company’s TSR for the Measurement Period is at the 50th percentile of the TSR of the Industry Peer Group, no adjustment to the award will be made.
•
If the Company’s TSR is below the 50th percentile TSR of the Industry Peer Group, the award will be decreased by the percentage point difference between the median TSR and the Company’s TSR (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 25 percentage points.

•
If the Company’s TSR is above the 50th percentile TSR of the Industry Peer Group, each restricted share grant shall be increased by the percentage point difference between the Company’s TSR and the median TSR (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 25 percentage points.

•
The TSR modifier will be applied after the ROIC performance formula, meaning that it will only apply to the number of performance shares that remain subject to the award following application of the ROIC performance formula.

Time-Vesting Requirement
Each 2021 performance share grant will vest in full on the third anniversary of the grant date on a cliff basis, subject to the executive’s service through the vesting date. Notwithstanding the foregoing, the time vesting requirement (but not the ROIC requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability. As noted on page 42, each executive has a post-employment part-time agreement that provides for part-time service for four years after retirement; and as a result, outstanding performance shares at the date of retirement will continue during any such part-time employment period.
No portion of the 2021 performance share grant may be released to the recipient until such portion is no longer subject to any of the three requirements (relative ROIC, relative TSR and time-based service vesting).
Performance share grants do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the award is fully vested (by satisfying both the time - vesting requirement and the performance-vesting requirements). If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.
Realized 2019 Performance Shares
As described in the proxy statement for our 2020 annual meeting of stockholders, the performance share awards granted to executive officers during 2019 were subject to a ROIC performance condition and a relative TSR modifier, similar to the program described above for the 2021 performance share grants but with a measurement period from January 1, 2019 through December 31, 2021. The ROIC condition can increase the number of shares subject to an award by up to 50% or decrease an award to zero.
The 2019 performance grant TSR modifier provided for an increase or decrease of the number of shares subject to each executive’s award (after taking into account the impact of the ROIC condition) by as much as 25% based on how the Company’s TSR percentile ranking for the applicable measurement period from January 1, 2019 through December 31, 2021, compared to the Industry Peer Group performance for the same period.
The Company’s 3-year ROIC performance was 25.51 percentage points higher than the 65th percentile ROIC of the Industry Peer Group and the Company’s 3-year TSR performance was 65.72 percentage points higher than the 50th percentile TSR of the Industry Peer Group. After application of the ROIC condition and the TSR modifier, the 2019 performance share awards were earned at 187.5% of target shares.
The earned 2019 performance awards vested on April 15, 2022, three years from the date of grant, subject to the executive providing service through such time.
	Target 2019 Performance Shares	Additional Shares 3-year ROIC Condition plus TSR modifier*	Total 2019 Performance Shares
Mr. Waddell	62,443	54,637	117,080
Mr. Buckley	17,009	14,882	31,891
Mr. Gentzkow	52,869	46,259	99,128
Mr. Glass	13,824	12,096	25,920
Mr. Messmer	78,506	68,692	147,198
*	Performance was earned at the maximum – 187.5% of the target performance shares.

Compensation Philosophy—Pay for Performance
The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards for the owners, as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.
The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for three decades: four of the executive officers (Messrs. Messmer, Waddell, Gentzkow and Glass) have been with the Company since the 1980s and Mr. Buckley has been with the Company for over 25 years.
Mr. Waddell joined as the third official employee of the Company in 1986 and was a key leader alongside Mr. Messmer during the Company’s substantial growth. In 1986, the annual revenues of Robert Half were approximately $7 million. Under Mr. Waddell’s leadership in fiscal 2021, the second year of a historic global pandemic, the Company’s revenues were $6.46 billion and exceeded pre-pandemic levels. Mr. Waddell was also a key participant in the formation of Protiviti which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $1.85 billion in annual revenues in 2021.
In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of predetermined performance goals and further makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of predetermined goals. The Compensation Committee’s policy to provide the opportunity for top-level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected in the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s total direct compensation (base salary, bonus and performance shares) consists of performance share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the Annual Performance Bonus Plan. In 2021, over 94% of total target Chief Executive Officer compensation was based on Company performance.

While the Compensation Committee is responsible for executive compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.
Compensation Process
Each component of compensation for our executives is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that are expected to confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention, and (e) the Company’s ESG performance and (f) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described above, the vast majority of executive compensation is highly contingent upon the Company’s results.
In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the Staffing Industry Analysts study) and other factors such as compensation as a percentage of total market value. While this review and the items in the foregoing paragraph inform the decisions of the Compensation Committee on the range of compensation opportunities, the Compensation Committee does not tie executive officer compensation to specific market percentiles. After such review, the Compensation Committee makes its ultimate determinations using its business judgment based upon the evaluation of such information and its long-term experience with the Company.
Independent Compensation Consultant
The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. In compliance with SEC and New York Stock Exchange rules, the Committee annually reviews information related to FW Cook’s relationship with the Company, the members of the Compensation Committee and the Company’s executive officers. The Committee confirmed that FW Cook does not provide any other services to the Company or its management except with respect to the services provided on behalf of the Committee, and that FW Cook had no business or personal relationship with any member of the Committee or executive officer. The Committee also reviewed information on the fees paid to FW Cook (which represented less than 0.1% of FW Cook’s total consulting income during calendar 2021) and FW Cook’s ownership of any Company securities. Considering this information, the Committee has determined that FW Cook is independent and that its work for the Committee during 2021 has not raised a conflict of interest. While the Compensation Committee receives input from the Chief Executive Officer and Executive Chairman and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.
2021 Policy Regarding Compensation in Excess of $1 Million a Year
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. Even though performance awards granted to executives in 2021 may not be deductible in whole or in part to the Company at the time that they become taxable to the executives, the Company remains committed to tying the compensation of its executives to the performance of the Company. The 2017 amendments to Section 162(m) did not have any meaningful impact on the design of the Company’s executive compensation programs, and they are not expected to have any meaningful impact in future years.
Other Benefits
As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not make any company contribution under any tax-qualified retirement arrangements for these executives. A detailed description of how the deferred compensation arrangements operate is set forth below in the paragraphs under the “Nonqualified Deferred Compensation” table.
Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement, and no executive officer is entitled to an excise tax gross-up payment. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

2021 Form of Summary Compensation Table Reflecting Performance Share Awards Valued at Closing Price on Date of Grant
The following table summarizes compensation for the NEOs with performance share awards valued at the closing price on the date of grant. The rules and regulations of the Securities and Exchange Commission relating to the Summary Compensation Table, which appears as the first item in the following “Compensation Tables” section, specify that performance share awards shall be valued based on the projected probable outcome in accordance with the standards set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. In order to estimate the probable outcome, the Company used the Monte Carlo Simulation Method for 2021 which is the same valuation method that it used in 2020 for this purpose. The Compensation Committee believes the valuation of performance share awards using the closing price on the date of grant is important information in assessing equity award values. No other variations exist between the following table and the Summary Compensation Table.
	Year	Salary	Bonus	Stock Awards (a)	Option Awards	Non-Equity Incentive Plan Compensation (b)	All Other Compensation (c)	Total
Waddell	2021	$500,000	$0	$4,533,052	$0	$2,776,945	$491,542	$8,301,539
	2020	$175,000	$0	$4,183,114	$0	$1,538,732	$305,810	$6,202,656
	2019	$265,000	$0	$4,183,057	$0	$2,180,379	$366,807	$6,995,243

Buckley	2021	$350,000	$0	$1,499,932	$0	$1,472,140	$273,321	$3,595,393
	2020	$240,962	$0	$1,449,950	$0	$815,727	$174,859	$2,681,498
	2019	$265,000	$0	$1,139,433	$0	$900,625	$174,844	$2,479,902

Gentzkow	2021	$450,000	$0	$3,841,710	$0	$2,499,251	$442,388	$7,233,349
	2020	$304,615	$0	$3,541,721	$0	$1,384,859	$275,229	$5,506,424
	2019	$265,000	$0	$3,541,694	$0	$1,962,341	$334,101	$6,103,136

Glass	2021	$245,000	$0	$976,108	$0	$786,798	$154,770	$2,162,676
	2020	$165,847	$0	$926,090	$0	$435,973	$102,146	$1,630,056
	2019	$245,000	$0	$926,070	$0	$617,772	$129,416	$1,918,258

Messmer	2021	$105,000	$0	$1,151,825	$0	$765,907	$0	$2,022,732
	2020	$159,519	$0	$2,629,566	$0	$424,396	$0	$3,213,481
	2019	$525,000	$0	$5,259,117	$0	$3,006,843	$0	$8,790,960
(a)	The amounts in this column represent value of performance share grants computed by multiplying the number of shares granted by the closing price per share of the Company’s stock on the date of grant.
(b)
Consists of cash payments made under the Annual Performance Bonus Plan for performance in the year shown, as described below in the “Grants of Plan-Based Awards” table. For a description of the Annual Performance Bonus Plan, see “2021 Annual Performance Bonus Plan” in the CD&A on pages 31-32.

(c)	The amounts in this column consist entirely of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

COMPENSATION TABLES
2021 Summary Compensation Table
The following table summarizes compensation for the NEOs in accordance with SEC rules.
	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	All Other Comp(c)	Total
Waddell	2021	$500,000	$0	$5,202,987	$0	$2,776,945	$491,542	$8,971,474
	2020	$175,000	$0	$4,575,965	$0	$1,538,732	$305,810	$6,595,507
	2019	$265,000	$0	$4,621,406	$0	$2,180,379	$366,807	$7,433,592

Buckley	2021	$350,000	$0	$1,721,605	$0	$1,472,140	$273,321	$3,817,066
	2020	$240,962	$0	$1,586,120	$0	$815,727	$174,859	$2,817,668
	2019	$265,000	$0	$1,258,836	$0	$900,625	$174,844	$2,599,305

Gentzkow	2021	$450,000	$0	$4,409,472	$0	$2,499,251	$442,388	$7,801,111
	2020	$304,615	$0	$3,874,336	$0	$1,384,859	$275,229	$5,839,039
	2019	$265,000	$0	$3,912,835	$0	$1,962,341	$334,101	$6,474,277

Glass	2021	$245,000	$0	$1,120,366	$0	$786,798	$154,770	$2,306,934
	2020	$165,847	$0	$1,013,063	$0	$435,973	$102,146	$1,717,029
	2019	$245,000	$0	$1,023,114	$0	$617,772	$129,416	$2,015,302

Messmer	2021	$105,000	$0	$1,322,052	$0	$765,907	$0	$2,192,959
	2020	$159,519	$0	$2,876,518	$0	$424,396	$0	$3,460,433
	2019	$525,000	$0	$5,810,229	$0	$3,006,843	$0	$9,342,072
(a)
The amounts in this column represent grant date fair value of performance share grants computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For all stock awards the value was determined by an independent valuation firm using the Monte Carlo Simulation Method. Pursuant to the SEC rules, the amounts shown are based on the probable outcome of the performance conditions as of the date of grant and exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR or ROIC modifier performance conditions described in the CD&A for fiscal 2021, 2020 and 2019. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the awards granted to Mr. Waddell, Mr. Buckley, Mr. Gentzkow, Mr. Glass and Mr. Messmer in fiscal 2021 on the grant date is $9,755,601, $3,228,010, $8,267,760, $2,100,687, and $2,478,847 respectively. (For further information on the maximum number of shares that can be earned for the 2021 grant see note (b) to 2021 Grants of Plan-Based Awards table).

(b)
Consists of cash payments made under the Annual Performance Bonus Plan for performance in the year shown, as described below in the “Grants of Plan-Based Awards” table. For a description of the Annual Performance Bonus Plan, see “2021 Annual Performance Bonus Plan” in the CD&A on pages 31-32.

(c)	The amounts in this column consist entirely of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

2021 Grants of Plan-Based Awards
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards(c)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
M. Keith Waddell	3/11/21	$0	$1,833,515	$3,667,030	0	58,612	109,897	$5,202,987
Michael C. Buckley	3/11/21	$0	$972,000	$1,944,000	0	19,394	36,363	$1,721,605
Paul F. Gentzkow	3/11/21	$0	$1,650,164	$3,300,328	0	49,673	93,136	$4,409,472
Robert W. Glass	3/11/21	$0	$519,494	$1,038,988	0	12,621	23,663	$1,120,366
Harold M. Messmer, Jr.	3/11/21	$0	$505,700	$1,011,400	0	14,893	27,923	$1,322,052
(a)
These columns represent the potential payouts for 2021 bonuses under the Annual Performance Bonus Plan. Maximum payouts would result in the event of actual revenue of $11 billion and actual net income of $748 million, and no payouts would result in the event of actual net income of less than zero. The measurement period for the grants appearing in the table was the 2021 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See pages 31-32 for a description of the Annual Performance Bonus Plan.

(b)
These columns represent the performance share grants made in fiscal 2021. The maximum number of shares that can be earned is 187.5% of the target number of shares based on maximum performance of the Company’s ROIC ranking relative to an industry peer group and maximum performance of the Company’s TSR ranking of the same industry peer group for the 3-year measurement period. See page 32 for a description of the grants. No payout would result if ROIC ranking was below the 40th percentile of the applicable industry peer group.

(c)	For 2021 grants, the grant date fair value was determined by an independent valuation firm using the Monte Carlo Simulation method.
Outstanding Equity Awards at Fiscal Year-End 2021
Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
M. Keith Waddell	117,080	$13,056,762	238,223	$26,566,629
Michael C. Buckley	31,891	$3,556,484	80,843	$9,015,611
Paul F. Gentzkow	99,128	$11,054,755	201,786	$22,503,175
Robert W. Glass	25,920	$2,890,598	52,073	$5,807,181
Harold M. Messmer, Jr.	147,198	$16,415,521	108,591	$12,110,068
(a)
Unvested performance share awards that were granted on April 15, 2019, with respect to which, as of December 31, 2021, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made. These earned but unvested shares vested on April 15, 2022.

(b)
The market value of unvested stock awards was calculated by valuing each share at $111.52, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2021.

(c)
Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2021 which were granted on February 12, 2020 and March 11, 2021 respectively. Each of the awards is 100% performance based, subject to: reduction or increase based upon our three-year cumulative percentage of ROIC ranking relative to the three-year cumulative ROIC results of an industry peer group followed by a further adjusted reduction or increase based on our three-year cumulative TSR ranking and time vesting on a three-year cliff basis from the date of grant subject to the applicable named executive officer being employed through such date. The number of unearned shares noted in this column assume maximum performance of both ROIC results and TSR ranking.

Option Exercises and Stock Vested in 2021
Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting(b)	Value Realized on Vesting(c)
M. Keith Waddell	—	—	92,008	$7,097,497
Michael C. Buckley	—	—	25,062	$1,933,283
Paul F. Gentzkow	—	—	77,901	$6,009,283
Robert W. Glass	—	—	20,370	$1,571,342
Harold M. Messmer, Jr.	—	—	115,677	$8,923,324
(a)	There are no outstanding options.
(b)	This column represents performance share awards granted in 2018 that vested on March 28, 2021.
(c)
The value realized on vesting was determined by multiplying the number of performance shares that vested by the closing price of the Company’s Common Stock on the New York Stock Exchange on March 28, 2021 ($77.14).

2021 Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(c)
M. Keith Waddell	$0	$491,542	$287,857	$0	$13,404,695
Michael C. Buckley	$0	$273,321	$67,538	$0	$3,303,040
Paul F. Gentzkow	$0	$442,388	$246,961	$0	$11,520,963
Robert W. Glass	$0	$154,770	$109,130	$0	$5,050,314
Harold M. Messmer, Jr.	$0	$0	$0	$0	$0
(a)	These amounts appear in the “All Other Compensation” column of the Summary Compensation Table.
(b)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.
(c)
A portion of the amounts reported in this column for each named executive officer include amounts previously reported in the Summary Compensation Table for previous years when that officer’s compensation was required to be disclosed. The following amounts were reported as compensation for Messrs. Waddell, Buckley, Gentzkow and Glass: $6,223,536, $2,4262,084, $5,660,807, $2,164,645 respectively and represents allocations to the individual’s allocation under the Senior Executive Retirement Plan dating back to 2005.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of such executive’s base salary and actual final earned cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2021, this interest rate was 3.04% and the corresponding 120% long-term annual applicable federal rate was 2.28%. For 2021, these executive officers requested, and the Compensation Committee agreed, that the interest amounts credited not exceed the applicable federal rate amounts set forth in the preceding sentence. All allocations are subject to a vesting schedule, which provides that no amount is vested until the completion of ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62, so long as ten years of service have been completed by that time. All amounts are vested for Messrs. Waddell, Gentzkow and Glass. Mr. Buckley is approximately 70% vested in his account. In the event of a Change in Control (see Appendix A for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Company’s old Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $963,387 was unvested as of December 31, 2021, for Mr. Buckley. All vested amounts are paid following disability or termination of employment for any reason.
Mr. Messmer no longer participates in a nonqualified deferred compensation program after his retirement as Chief Executive Officer in 2019.

Employment Agreement and Potential Payments upon Termination or Change in Control
Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow and Glass. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years’ base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix A for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix A for a definition of this term), then in lieu of the foregoing bonus payment, the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time-based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Severance Agreements also provide that any termination of the individual’s employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle the individual and his spouse, at the Company’s expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.
The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley. Each agreement provides that the employee will be retained as a part-time employee for a four-year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s talent solutions business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid for the five full calendar years during the ten full calendar years preceding commencement of part-time employment that had the highest yearly cash compensation, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. All of the NEOs are currently eligible for retirement under this provision.
The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only outstanding grants that have been made under this plan to executive officers are performance share grants. For more details regarding grants made pursuant to the Stock Incentive Plan, see “2021 Performance Shares” in the CD&A above.
The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of such officer’s death during the year. For more details regarding the Annual Performance Bonus Plan, see “2021 Annual Performance Bonus Plan” in the CD&A.
The Senior Executive Retirement Plan provides that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion that follows the “Nonqualified Deferred Compensation” table above.
Harold M. Messmer, Jr., Executive Chairman of the Board, has an employment agreement with the Company terminating December 31, 2024. Under the current terms of the employment agreement as amended on April 23, 2020, Mr. Messmer will receive a base annual salary of not less than $105,000 and is entitled to receive certain benefits, including tax planning. (Mr. Messmer has waived these benefits for 2021 and every year since 2007.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix A for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix A for a definition of this term), he is entitled to receive severance compensation equal to (i) the then-lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then-effective term of the agreement and (ii) the then-lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then-effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then-effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at the Company’s expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renews on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.
Payments in the Event of Various Circumstances
Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2021.
Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested performance share awards, (b) then-unvested performance share awards would remain outstanding, subject to their existing vesting schedule, (c) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (d) payout of amounts allocated under the Senior Executive Retirement Plan, (e) a lump sum payment whose calculation is based on salary, (f) a lump sum payment whose calculation is based on bonus, (g) retention as a part-time employee (with payment of compensation) for a specified period, (h) continued participation in Company medical plans and payment of other medical expenses until death, or (i) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the plans and agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”
The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which are calculated under the assumption that the event occurred on December 31, 2021) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then-current salary and annual bonus award potential, (2) each individual’s salary and annual bonus award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then-current level of benefits and other items, (6) the individual’s age or years of service with the Company, and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit, (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2021, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.
Value of Specified Severance or Change in Control Benefits
	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)
Performance Shares Vesting or Remaining Outstanding	$39,623,391	a,b,c,e,f	$12,572,096	a,b,c,e,f	$33,557,929	a,b,c,e,f	$8,697,779	a,b,c,e,f	$28,525,589	a,b,c,e,f
Senior Executive Retirement Plan Vesting	n/a		$963,387	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$1,495,000	c,e,f	n/a		$900,000	c,e	$490,000	c,e	$419,449	c,e,f
Lump Sum Payment Based on Bonus	$8,303,066	e,f	n/a		$4,998,502	e	$1,573,596	e	$3,060,873	c,e,f
Lump Sum or Continuing Payment Based on Partial Salary	n/a		n/a		n/a		n/a		$315,000	b
Consulting Fees	$876,635	a,f	$413,933	a	$795,755	a,f	$298,491	a,f	$1,219,171	a,f
Life Insurance and Miscellaneous Benefits	$44,976	c,e,f	n/a		$19,021	c,e	$16,176	c,e	$34,104	c,e,f
Post Termination Health Care Benefits.	$525,857	a,b,c,e,f	n/a		$495,895	a,b,c,e,f	$606,091	a,b,c,e,f	$307,272	a,b,c,e,f
a	— Retirement in the Absence of a Prior Change in Control
b	— Termination by Reason of Death or Disability
c	— Termination without Cause in the Absence of a Prior Change in Control
d	— Change in Control with No Subsequent Termination
e	— Change in Control Followed by an Involuntary Termination without Cause
f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances
The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then-vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2021.
Total Benefits Payable Under Various Circumstances
	M. Keith Waddell	Michael C. Buckley	Paul F. Gentzkow	Robert W. Glass	Harold M. Messmer, Jr.
Alternative 1—Retirement in the Absence of a Prior Change in Control(a)	$41,025,882	$12,986,028	$34,849,579	$9,602,361	$30,052,032
Alternative 2—Termination by Reason of Death or Disability	$40,149,248	$12,572,096	$34,053,824	$9,303,870	$29,147,861
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$41,689,223	$12,572,096	$34,972,845	$9,810,046	$32,347,288
Alternative 4—Change in Control with No Subsequent Termination	$0	$963,387	$0	$0	$0
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$49,992,289	$13,535,483	$39,971,347	$11,383,642	$32,347,288
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$50,868,924	$13,535,483	$34,849,579	$9,602,361	$33,566,459
(a)
These numbers consist of $39,623,391, $12,572,096, $33,557,929, $8,697,779 and $28,525,589 of performance shares for Messrs. Waddell, Buckley, Gentzkow, Glass and Messmer respectively, that would remain outstanding subject to continued vesting requirements and $876,635, $413,933, $795,755, $298,491 and $1,219,171 of consulting fees for Messrs. Waddell, Buckley, Gentzkow, Glass and Messmer, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Waddell, Buckley, Gentzkow, Glass and Messmer do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.” These numbers also include $525,857, $495,895, $606,091 and $307,272 of health benefits for Messrs. Waddell, Gentzkow, Glass and Messmer, respectively, which are not subject to forfeiture if they do not fulfill the terms of their Part-Time Agreements.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
As of October 15, 2021 (our determination date), our global employee population consisted of approximately 78,828 individuals, approximately 82% of whom were employed as temporary employees through one of the Company’s staffing lines of business, with the remainder employed as full- or part-time personnel in the corporate and field offices of the Company and its consolidated subsidiaries. To determine our median employee, we drew from our entire population a statistical sample designed to be representative of the demographics of our employee population. We then identified the median employee based on all taxable wages earned by each individual in the sample group during calendar 2021.
For 2021, our last completed fiscal year, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer) was $28,191, and the annual total compensation of our Chief Executive Officer was $8,971,474. Accordingly, for 2021, the ratio of the annual total compensation of our Chief Executive

Officer to the median of the annual total compensation of all employees was 318 to 1. In contrast, if we exclude temporary employees from our calculations, the median annual total employee compensation increases to $67,346, making our internal pay ratio 133 to 1, which we believe would be a more accurate representation of how our Chief Executive Officer’s pay compares to that of our regular workforce.
2021 Director Compensation
The table below sets forth information regarding the compensation paid to our non-employee directors for 2021 Board and committee service. Directors who also are employees do not receive additional compensation for services as a director.
Name	Fees Paid in Cash	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Julia L. Coronado	$50,500	$279,559	$0	$0	$0	$10,000(b)	$340,059
Dirk A. Kempthorne	$50,500	$279,559	$0	$0	$0	$10,000(b)	$340,059
Marc H. Morial	$53,500	$279,559	$0	$0	$0	$10,000(b)	$343,059
Barbara J. Novogradac	$68,500	$279,559	$0	$0	$0	$10,000(b)	$358,059
Robert J. Pace	$53,500	$279,559	$0	$0	$0	$0	$333,059
Frederick A. Richman	$86,500	$279,559	$0	$0	$0	$10,000(b)	$376,059
(a)
Consists of restricted shares granted under the Stock Incentive Plan. All amounts under the “Stock Awards” column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. As of December 31, 2021, Ms. Novogradac and Messrs. Morial, Pace and Richman each held 11,022 restricted shares. Gov. Kempthorne and Dr. Coronado, who joined the Board in 2019, each held 9,928 restricted shares.

(b)
The other compensation listed for Dr. Coronado, Gov. Kempthorne, Mr. Morial, Ms. Novogradac and Mr. Richman in this column include matching contributions to eligible nonprofit organizations under the Company’s matching gift program that covers non-employee directors.

Cash fees for non-employee directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All non-employee directors also receive reimbursement for travel and other expenses directly related to activities as directors.
Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by our Compensation Committee. In making such recommendations, our Compensation Committee takes into consideration the director compensation practices of competitors and other companies and whether such recommendations align with the interests of our stockholders.
Like under our executive officer compensation program, our Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. The Compensation Committee did not make any changes to the program for 2021.
On May 19, 2021, the date of the Company’s 2021 annual meeting of stockholders, Messrs. Kempthorne, Morial, Pace and Richman, and Ms. Novogradac and Dr. Coronado each received a grant of 3,175 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $88.05 per share, so the grant date fair value of each award was $279,559, approximately the same grant date value as the 2020 grant of equity to non-employee directors. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2022, May 1, 2023, May 1, 2024 and May 1, 2025. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Mr. Richman is eligible for retirement under the foregoing provision. Equity grants with approximately the same grant date value as our fiscal 2021 director equity grants will be made to our continuing non-employee directors on the date of the Meeting.

Required Director Ownership
The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Effective as of August 2021, all current active independent directors are required to own shares having a total fair market value equal to 6 times the individual director’s annual cash board retainer. The number of shares required to be owned under this policy will increase with any increase of the retainer. A director who does not immediately satisfy the terms of this policy upon an amendment to the policy or an increase in retainer shall have two years in order to comply. Any future director will be required to own the requisite number of shares required under the policy within five years of his or her election. As of December 31, 2021, each of our directors exceeded the minimum ownership requirement and is in compliance with the requirements of the amended policy.

3. AUDITOR MATTERS
PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PwC, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2022. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Although ratification of the Audit Committee’s selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-laws or otherwise, the Board is submitting this proposal to stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.
Representatives of that firm are expected to be able to participate in the Meeting and will have the opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate stockholder questions.
PricewaterhouseCoopers’ charges for 2021 and 2020 were as follows:
	2021	2020
Audit Fees	$2,813,466	$2,448,548
Audit-Related Fees	$314,798	$321,209
Tax Fees	$—	$—
All Other Fees	$9,900	$9,900
The 2021 and 2020 Audit-Related Fees were incurred in connection with attest services relating to reviews of financial information for wholly owned subsidiaries of the Company. In addition, Audit-Related Fees were incurred in connection with attest services related to assessments of existing internal controls leading to the issuance of a Systems and Organization Control Type 2 (“SOC 2”) report in both 2021 and 2020. All Other Fees for both 2021 and 2020 include software subscriptions. Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2021 or 2020 described in the above table.
Audit Committee Policy Regarding Preapproval of Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the preapproval of services provided by the independent auditors. Under the policy, preapproval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate preapproval authority to one or more of its members, who must then report any decisions to the Audit Committee at the next scheduled meeting.

4. GENERAL INFORMATION SECTION
BENEFICIAL STOCK OWNERSHIP
The following table sets forth information as of March 31, 2022, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all current executive officers and directors as a group. All persons have sole voting and investment power except as otherwise indicated.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19482	13,631,963(a)	12.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,823,732(b)	9.8%
Julia L. Coronado	13,826(c)	0.0%
Dirk A. Kempthorne	13,826(d)	0.0%
Harold M. Messmer, Jr.	683,459(e)	0.6%
Marc H. Morial.	27,797(f)	0.0%
Robert J. Pace	100,018(g)	0.1%
Frederick A. Richman	46,154(h)	0.0%
M. Keith Waddell	1,362,417(i)	1.2%
Paul F. Gentzkow	377,942(j)	0.3%
Robert W. Glass	271,683(k)	0.2%
Michael C. Buckley	205,434(l)	0.2%
All current executive officers and directors as a group (10 persons)	3,102,556	2.8%
(a)
Information is as of December 31, 2021, the latest date for which information is available to the Company. According to a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group, Inc., which identified itself as an investment adviser, and that sole voting power is held with respect to no shares, shared voting power is held with respect to 187,991 shares, sole dispositive power is held with respect to 13,168,133 shares, and shared dispositive power is held with respect to 463,830 shares.

(b)
Information is as of December 31, 2021, the latest date for which information is available to the Company. According to a Schedule 13G/A filed on February 1, 2022 by BlackRock, Inc., which identified itself as a parent holding company, and that shared voting and shared dispositive power is held with respect to no shares, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 9,136,077 shares.

(c)	Includes 9,928 shares acquired pursuant to Company benefit plans, as to which shares Dr. Coronado has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(d)
Includes 9,928 shares acquired pursuant to Company benefit plans, as to which shares Gov. Kempthorne has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(e)
Includes 215,004 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 468,455 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(f)	Includes 11,022 shares acquired pursuant to Company benefit plans, as to which shares Mr. Morial has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(g)	Includes 11,022 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(h)	Includes 11,022 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(i)
Includes 283,057 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,079,360 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(j)
Includes 239,735 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 138,207 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(k)
Includes 62,074 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 209,609 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(l)
Includes 87,887 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 117,547 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

Information on Annual Meeting and Proxy Materials
The Meeting this year will be held online via live audiocast at www.virtualshareholdermeeting.com/RHI2022 in order to enable our stockholders to participate in the Meeting from any location with access to the Internet and to reduce the carbon footprint of our activities. An online meeting is particularly important in light of the public health and travel safety concerns relating to the coronavirus (“COVID-19”). The Company has sought to provide stockholders with the same rights and opportunities to participate in the Meeting that they would enjoy at an in-person meeting. You may participate in the Meeting if you were a stockholder as of the close of business on March 25, 2022, the record date. To participate in the Meeting online, including to vote during the Meeting, stockholders of record will need the 16-digit control number included on their Notice of Internet Availability or proxy card. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Meeting. The Meeting audiocast will begin promptly at 10:00 a.m. PDT. Stockholders are encouraged to access the Meeting early and provide sufficient time for online check-in, which will begin at approximately 9:45 a.m. PDT. Technical assistance will be available to assist with any difficulties encountered while accessing the Meeting and may be reached by calling the number listed on the Meeting website. If you are a beneficial stockholder, you may contact the bank, broker, trust, or other nominee or custodian where you hold your shares with questions about obtaining a control number.
Using your control number, you will be able to attend the virtual Meeting, vote your shares, view the list of registered stockholders as of the record date and submit your questions by following the instructions at www.virtualshareholdermeeting.com/RHI2022.
Stockholders may submit questions by logging on to the meeting site on the day of the Meeting and during the Meeting at www.virtualshareholdermeeting.com/RHI2022. Additional information regarding the question-and- answer process, including the types and number of questions permitted and how questions will be addressed and disclosed, will be available in the Rules for Conduct of the Meeting, which will be posted at the virtual Meeting website during the Meeting. Stockholders can review the Rules of Conduct before the meeting at www.roberthalf.com/investor-center/events-calendar.
A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked prior to the Meeting by notifying the Secretary of the Company in writing or by delivering a new proxy bearing a date later than the date of the proxy being revoked prior to the closing of the polls at the Meeting, or by voting online at the Meeting website before or during the Meeting. Attending the Meeting online will not in and of itself revoke a proxy. The Company has retained the services of Georgeson LLC to solicit the proxies of certain stockholders for the Meeting. The cost of such services is estimated to be $12,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person, as well as by mail. Costs of solicitation will be borne by the Company.
Voting Tabulation Information
An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. A quorum is required to transact business at the Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. The voting standard with respect to the election of directors is a majority of the votes cast, and the voting standard with respect to each proposal other than the election of directors is a majority of the shares of Common Stock present online or by proxy at the Meeting and entitled to vote. Abstentions will have no impact on the election of directors but will count as a vote against each of the other proposals. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The Board recommends you vote “FOR” all of the director nominees and proposals to be voted on at the Meeting. Proxies solicited by the Board will be voted in accordance with the Board’s recommendations unless stockholders specify in their proxies to the contrary.

Please note that if you are a beneficial stockholder (i.e., you hold your shares through a broker, bank or other nominee) and do not provide specific voting instructions to the organization that holds your shares, that organization is not authorized to vote your shares (resulting in a “broker non-vote”) on any proposal other than the ratification of the Company’s independent registered public accounting firm and even then we are aware that some brokers, banks and nominees are choosing not to exercise such voting authority. Accordingly, we encourage you to vote your shares promptly.
Transactions with Related Persons
In 2021, the Company provided consulting and talent solutions services in the ordinary course of business to The Vanguard Group, Inc. and BlackRock LLC, each of whom are greater than 5% stockholders of the Company, with billings totaling $94,006 and $470,204 respectively.
In addition, the Company temporarily invests a portion of its cash in mutual funds and other short-term investments owned or managed by BlackRock pursuant to which the Company receives interest or dividend payments similar to those received by other investors in the funds. During 2021, the Company received $6,457 in interest and dividends from funds or accounts affiliated with BlackRock.
The Nominating and Governance Committee ratified these ongoing transactions and approved the continuation of these services under similar terms for 2022.
Policy Regarding Transactions with Related Persons
The Company’s written policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company potentially would be required to disclose pursuant to Item 404(a) of SEC Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”
Proposal of Matters for Inclusion in 2023 Proxy Statement
In order to be included in the Company’s proxy statement and form of proxy for the 2023 annual meeting of stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company no later than the close of business (5:00 p.m. Pacific Time) on December 14, 2022.
The By-laws of the Company provide for “proxy access.” The proxy access by-law permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 9(a)(3) of our By-laws. Pursuant to the proxy access by-law, a stockholder wishing to nominate a director must provide notice addressed to and received by the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case special rules apply). Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2023 annual meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 14, 2022, and the close of business (5:00 p.m. Pacific Time) on December 14, 2022, inclusive.
Presentation of Business at the 2023 Annual Meeting of Stockholders
The Company’s By-laws require timely notice of business to be brought before an annual meeting. To be timely, notice must be delivered to our Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case special rules apply). Accordingly, any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy materials must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 17, 2023, and the close of business (5:00 p.m. Pacific Time) on March 19, 2023, inclusive, in order to be presented at the 2023 annual meeting.
In addition to satisfying the deadlines in the advance notice provisions of the By-laws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our principal executive offices no later than the close of business (5:00 p.m. Pacific Time) on March 19, 2023.
Delivery of Proxy Materials to Stockholders Sharing an Address
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits the Company to send a single set of proxy materials, including this proxy statement and the annual report, to any household at which two or more stockholders reside unless the Company has received contrary instructions from one or more of the stockholders. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future. A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or other proxy materials, or wish to opt in or out of householding. These options are available to you at any time. If you receive a single set of proxy materials as a result of householding by your broker and you would like to receive separate copies of the proxy materials mailed to you, you may also submit a request to our Corporate Secretary at the principal executive offices of the Company or call our Investor Relations department at (650) 234-6242, and we will promptly send you the requested materials.
Annual Report on Form 10-K
The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to the Company’s Investor Relations department at 650-234-6242, or 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Investor Relations.

OTHER MATTERS
The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any postponement or adjournment of the Meeting. The Board knows of no other matters that will be presented at the Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary
Menlo Park, California
April 14, 2022
YOU ARE REQUESTED TO CAST YOUR VOTE AS PROMPTLY AS POSSIBLE BEFORE THE MEETING BY FOLLOWING THE DIRECTIONS ON THE MATERIAL PROVIDED TO YOU.

APPENDIX A
Definitions of Certain Terms Used in the Proxy Statement
Change in Control
As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:
(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then-outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.
(b) The liquidation or dissolution of the Company.
(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.
(d) The Company ceases to be an independent publicly owned corporation.
(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.
A-1

Termination other than for Cause
As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.
As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, and Glass, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.
A-2

ROBERT HALF INTERNATIONAL INC.
2884 SAND HILL ROAD, SUITE 200
MENLO PARK, CA 94025-3000
ATTN: EVELYN CRANE-OLIVER

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RHI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76745-P65769

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROBERT HALF INTERNATIONAL INC.

The Board of Directors recommend a vote FOR ALL NOMINEES in Proposal 1 and FOR Management Proposals 2 and 3.

1. Election of Director Nominees:

		For	Against	Abstain
1a.	Julia L. Coronado	☐	☐	☐
1b.	Dirk A. Kempthorne	☐	☐	☐
1c.	Harold M. Messmer, Jr.	☐	☐	☐
1d.	Marc H. Morial	☐	☐	☐
1e.	Robert J. Pace	☐	☐	☐
1f.	Frederick A. Richman	☐	☐	☐
1g.	M. Keith Waddell	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report to Stockholders are available at www.proxyvote.com.

D76746-P65769

Proxy — ROBERT HALF INTERNATIONAL INC.

2022 Annual Meeting of Stockholders
May 18, 2022 at 10:00 a.m. PT
www.virtualshareholdermeeting.com/RHI2022

The stockholder hereby appoints Harold M. Messmer, Jr., M. Keith Waddell and Frederick A. Richman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 25, 2022 at the Annual Meeting of Stockholders to be held virtually on May 18, 2022 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. In the event that any of the nominees named on the reverse side of this proxy card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)